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                                                                     EXHIBIT 8.1

                                                                  April 11, 2000




To the Parties Listed on Schedule I:


Ladies and Gentlemen:

                  We have acted as tax counsel to SierraCities.com Inc. ("SierraCities.com") and First Sierra Receivables III, Inc. (the "Depositor"), in connection with the issuance by First Sierra Healthcare Equipment Contract Trust 2000-1, a Delaware common law trust acting through Christiana Bank & Trust Company, not in its individual capacity but solely as Owner Trustee (the "Trust"), established pursuant to a Trust Agreement, dated as of March 1, 2000, between the Depositor and Christiana Bank & Trust Company, not in its individual capacity but solely as owner trustee, of (i) $75,000,000 of 7.49% Healthcare Equipment Contract Backed Notes, Class A-1 (the "Class A-1 Notes"), (ii) $99,600,000 of 7.77% Healthcare Equipment Contract Backed Notes, Class A-2 (the "Class A-2 Notes" and, together with the Class A-1 Notes, the "Class A Notes") and (iii) $14,052,729 of 7.95% Healthcare Equipment Contract Backed Notes, Class B (the "Class B Notes"). The Class A Notes and the Class B Notes are collectively referred to as the "Notes." The Notes were issued pursuant to an Indenture, dated as of March 1, 2000 (the "Indenture"), among the Trust, SierraCities.com, as servicer and as originator, and Bankers Trust Company, as indenture trustee (the "Indenture Trustee"). Pursuant to the Indenture, the Pledged Property will be pledged by the Trust to the Indenture Trustee for the benefit of the Noteholders. The Class A Notes and the Class B Notes will be offered for sale pursuant to a prospectus supplement dated March 31, 2000 (the "Prospectus Supplement"). Capitalized terms used herein, unless otherwise defined, shall have the meanings set forth in Annex A to the Indenture.

                  We have examined the question of whether the Notes issued under the Indenture will be treated as indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").

                  In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. No



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April 11, 2000
Page 2

transaction closely comparable to the transactions contemplated by the Indenture has been the subject of any Treasury regulation, revenue ruling, or judicial decision. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

                  Based on the foregoing and representations made by the Underwriters, as well as other legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

                  (1) The Class A Notes and the Class B Notes will be characterized as indebtedness because (i) the characteristics of the transaction strongly indicate that in economic substance, the transaction is the issuance of indebtedness by the Trust; (ii) the form of the transaction is an issuance of indebtedness by the Trust; and (iii) the parties have stated unambiguously their intention to treat the transaction as an issuance of indebtedness for all applicable tax purposes.

                  (2) Assuming compliance with the terms of the Trust Agreement and related documents, the Trust will not be characterized as an association (or a publicly traded partnership) taxable as a corporation.

                  (3) The statements in the Prospectus Supplement under the heading "Material Federal Income Tax Consequences" accurately describe the material federal income tax consequences to the holders of the Notes.

                  Our opinion contained herein is rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinion contained herein after the date hereof. This opinion is furnished by us as tax counsel in connection with the issuance of the Notes, and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written consent.


                                       Very truly yours,


                                       /s/ Dewey Ballantine LLP
                                       -----------------------------------------



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                                   Schedule I

Bankers Trust Company
Four Albany Street, 10th Floor
New York, New York 10006

Christiana Bank & Trust Company
Greenville Center
3801 Kennett Pike
Greenville, Delaware  19807

First Sierra Healthcare
Equipment Contract Trust 2000-1
c/o Christiana Bank & Trust Company
Greenville Center
3801 Kennett Pike
Greenville, Delaware  19807

SierraCities.com Inc.
600 Travis Street, Suite 7050
Houston, Texas 77002

First Sierra Receivables III, Inc.
600 Travis Street, Suite 7050
Houston, Texas 77002

Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated as Representative of the several underwriters
World Financial Center
North Tower
200 Vesey Street
New York, New York  10281-1201

First Union Capital Markets Corp.
One First Union Center, TW-10
301 South College Street
Charlotte, N.C. 28288-0610

Duff & Phelps Credit Rating Co.
55 East Monroe, Suite 4200
Chicago, Illinois 60601

Moody's Investors Service, Inc.
99 Church Street
New York, New York  10004